May 22, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:
Puroflow Incorporated File Ref. No. 0-5622

We were previously the principal accountant for Puroflow Incorporated and, under the date of February 26, 2003, we reported on the financial statements of Puroflow Incorporated as of January 31, 2002 and 2003, and for the years then ended. On May 20, 2003, our appointment as principal accountant was terminated. We have read Puroflow Incorporated's statements included under Item 4 of its Form 8-K dated May 22, 2003 and we agree with such statements.

Very truly yours,

/s/ Rose, Snyder & Jacobs
Rose, Snyder & Jacobs